Exhibit 99.1

AND TRUST FINANCIAL CORP.

News Release
For Immediate Release

Contact:
C. Harril Whitehurst, Jr.
Senior Vice President and CFO
804-897-3900
hwhitehurst@villagebank.com

VILLAGE BANK AND TRUST FINANCIAL CORP.
REPORTS RESULTS
FOR THE FOURTH QUARTER OF 2009

Midlothian, Virginia, February 10, 2010.  Village Bank and Trust Financial Corp. (the “Company”) (NASDAQ symbol: VBFC), parent company of Village Bank (the “Bank”), reported today its financial results for the fourth quarter of 2009.  For the three months ended December 31, 2009, the Company had a net loss of $(6,884,000) and a net loss available to common shareholders of $(7,069,000), or $(1.67) per fully diluted share, compared to a net loss of $(23,000) or $(0.01) per fully diluted share for the same period in 2008.  The net loss for the year ended December 31, 2009 amounted to $(11,511,000) and the net loss available to common shareholders was $(12,006,000), or $(2.84) per fully diluted share, compared to earnings of $468,000, or $0.16 per fully diluted share, for 2008.

The key factors that affected our financial results for the year ended December 31, 2009 were substantially higher loan loss provisions, the write-off of all our goodwill, expenses associated with foreclosed real estate, and increased FDIC insurance premiums.

Fourth Quarter 2009 Highlights

➢
Continuing impact on earnings from deteriorating asset quality.  We recorded a provision for loan losses of $3,020,000 for the fourth quarter of 2009 bringing the total provision recorded for the year ended December 31, 2009 to $13,220,000.  This compares to provisions of $743,000 and $2,006,000 for the same periods in 2008.  In addition, expenses and write-downs related to foreclosed assets

➢	amounted to $418,000 for the fourth quarter of 2009 and $1,475,000 for the year ended December 31, 2009.

➢
As previously announced, we recorded a non-cash goodwill impairment accounting charge of $7.4 million ($1.75 per share) for the fourth quarter of 2009.  This represents the charge-off of all of the goodwill on the Company’s books at December 31, 2009.  The goodwill impairment charge does not affect cash flows, liquidity or tangible capital.  As goodwill is excluded from regulatory capital, the impairment charge does not have an adverse impact on the regulatory capital ratios of the Company and the Bank.

➢
Pre-tax, pre-provision earnings (excluding the noncash goodwill charge-off) declined in the fourth quarter of 2009.  Pre-tax, pre-provision earnings amounted to $969,000 for the fourth quarter of 2009, a decrease of 833,000, or 46%, compared to the $1,802,000 for the third quarter of 2009.  This decline is attributable to a decline in pretax income of our mortgage company of $497,000, an increase in the FDIC insurance premium of $379,000, and an increase in expenses related to foreclosed property of $307,000.  The fourth quarter 2009 pre-tax, pre-provision earnings represent an increase of $260,000, or 37%, over the $709,000 for the fourth quarter of 2008.

➢	Nonperforming assets, consisting of nonaccrual loans and foreclosed real estate, increased from $33,165,000 at September 30, 2009 to $37,192,000 at December 31, 2009, an increase of $4,027,000 or 12%.

➢
Our fourth quarter earnings were negatively impacted by an increase in FDIC insurance premiums to $631,000 compared to $252,000 for the third quarter of 2009 and $107,000 for the fourth quarter of 2008.

➢
The net interest margin (adjusted for the reversal of interest on nonaccrual loans) declined slightly to 3.27% for the fourth quarter of 2009 from 3.32% for the third quarter of 2009, but has improved from 3.14% for the fourth quarter of 2008.

➢	The Company and the Bank remained well capitalized at December 31, 2009.

Thomas W. Winfree, President and Chief Executive Officer, commented, “This has been a difficult year for the banking industry as well as Village Bank.  We continue to expend significant effort in addressing asset quality issues.  We have recorded provisions for loan losses of unprecedented amounts, totaling $13.2 million for the year.  In addition, we have absorbed large increases in expenses related to foreclosed properties and FDIC insurance premiums.  And lastly, as the result of an annual independent third party analysis, we were required to write-off all the goodwill on our books of $7.4 million in a noncash charge to earnings.  While withstanding these negative events we remain well capitalized.  And, based on our core earnings, we believe we will return to profitability in 2010 if we see any improvement in the economy and no further erosion in asset quality.”

Net Interest Income and Net Interest Margin

Net interest income for the three months ended December 31, 2009 was $4,389,000, an increase of $356,000, or 9%, over net interest income of $4,033,000 for the same period in 2008.  This increase is due to an improving net interest margin, primarily as a result of a declining cost of funds, which declined from 4.00% for the fourth quarter of 2008 to 2.83% for the fourth of 2009.  Net interest income for the year ended December 31, 2009 was $16,788,000, an increase of $3,686,000, or 28%, over $13,102,000 in net interest income for the same period in 2008.  This increase is also due to an improving net interest margin as well as the acquisition of River City Bank in October 2008.

In the last quarter of 2008, our net interest margin (adjusted for the effect of interest on nonaccrual loans) declined to 3.14% from 3.39% for the prior quarter.  Our margin in the fourth quarter of 2008 was negatively impacted by the merger with River City Bank.  However, the net interest margin (adjusted for the affect of interest on nonaccrual loans) increased in each of the first three quarters of 2009 as our cost of funds decreased in response to the overall decline in interest rates and our success in adding interest rate floors to loans acquired in the merger with River City Bank.  The net interest margin (adjusted for the affect of interest on nonaccrual loans) declined slightly to 3.27% in the fourth quarter of 2009 from 3.32% in the third quarter.  Although our cost of funds continued to decline in the fourth quarter by 31 basis points, the yield on our interest-earning assets declined as a result of downward repricing of loans and investment securities.  Our net interest margin over the last several quarters is provided in the following table:

		Adjusted
		For Interest
		On Non-
Quarter Ended	Actual	Accrual Loans
December 31, 2008	3.10%	3.14%
March 31, 2009	3.04%	3.17%
June 30, 2009	3.17%	3.27%
September 30, 2009	3.17%	3.32%
December 31, 2009	3.22%	3.27%

Asset Quality and Provision for Loan Losses

Provisions for loan losses amounted to $3,020,000 for the three months ended December 31, 2009 compared to $744,000 for the same period in 2008.  Provisions for loan losses for the year ended December 31, 2009 were $13,220,000 compared to $2,006,000 for the same period in 2008.  The increases in the provisions for loan losses in 2009 when compared to 2008 reflect a higher level of problem loans, management’s concern about the uncertainty in the economy, and the current nationwide credit crisis.

Nonperforming assets consisting of nonaccrual loans and other real estate owned consisted of the following at the indicated dates (dollars in thousands):

	Dec 31,	Sept 30,	June 30,	March 31,	Dec 31,
	2009	2009	2009	2009	2008

Nonaccrual loans
Number	123	117	96	49	36
Amount	$25,913	$21,916	$18,795	$13,369	$8,528
Other real estate owned	11,279	11,249	4,626	3,967	2,932

	$37,192	$33,165	$23,421	$17,336	$11,460

Percentage of total assets	6.19%	5.35%	3.94%	2.99%	2.00%

The increase in nonaccrual loans in the fourth quarter of 2009 is attributable to the addition of one loan relationship that has been and is currently paying as agreed.  However, this loan is collateralized by a residential real estate project that has not performed as originally anticipated by the borrower.

The increase in nonperforming assets in 2009 reflects the continuing economic stress on our lending relationships.  To address the asset quality deterioration, in early 2009 additional resources were allocated to bolster collections, workouts and the disposition of nonperforming assets, and those resources were further augmented by the hiring of a Special Assets Officer in the third quarter.  Notwithstanding these actions, if the economy continues to be depressed at the levels we have experienced in the latter part of 2008 and into 2009, nonperforming assets may increase in the future.

In addition to the nonperforming assets at December 31, 2009, there were twelve loans past due 90 days or more and still accruing interest totaling $4,787,000.  We believe that these assets are adequately collateralized and are currently recorded at realistically recoverable values.  However, economic circumstances related to specific credit relationships are changing, which may impact our assessments of collectability.

The following table reflects details related to asset quality and allowance for loan losses of Village Bank (dollars in thousands):

	Dec. 31,	Sept. 30,	June 30,	Mar. 31,	Dec. 31,
	2009	2009	2009	2009	2008

Loans 90+ days past due	$4,787	$1,661	$1,670	$1,435	$6,197

Nonaccrual loans	$25,913	$21,916	$18,795	$13,369	$8,528

Other real estate owned	$11,279	$11,249	$4,626	$3,967	$2,932

Allowance for loan losses
Beginning balance	$9,527	$9,618	$6,849	$6,059	$3,853
Provision for loan losses	3,020	6,000	3,100	1,100	744
River City Bank acquisition	-	-	-	-	2,404
Charge-offs	(2,026)	(6,091)	(336)	(314)	(1,337)
Recoveries	1	-	5	4	395
Ending balance	$10,522	$9,527	$9,618	$6,849	$6,059

Ratios
Allowance for loan losses to
Loans, net of unearned income	2.25%	2.02%	2.01%	1.45%	1.29%
Nonaccrual loans	40.61%	43.47%	51.17%	51.23%	71.05%
Nonperforming assets to total assets	6.19%	5.35%	3.94%	2.99%	2.00%

Noninterest Income

Noninterest income increased significantly from $1,240,000 for the three months ended December 31, 2008 to $2,408,000 for the same period in 2009, an increase of $1,168,000, or 94%.  This increase in noninterest income is a result of higher gains on loan sales and fees from increased loan production by our mortgage banking subsidiary as well as higher service charges and fees from our branch network.  Our mortgage banking subsidiary has experienced a significant increase in loan production as a result of low mortgage interest rates.  In addition, the merger with River City Bank in the fourth quarter of 2008 added four branches to our branch network.

Noninterest Expense

Excluding the noncash write-off of goodwill of $7,422,000 in the fourth quarter of 2009, noninterest expense increased by $1,263,000 from the fourth quarter of 2008 to the fourth quarter of 2009.  The more significant increases in noninterest expense occurred in FDIC insurance premiums of $524,000, salaries and benefits of $342,000, and expenses related to foreclosed real estate of $373,000.

Consolidated Assets

Total assets decreased by $19,275,000, or 3%, to $600,731,000 at December 31, 2009 from $620,006,000 at September 30, 2009. This decrease in total assets was primarily attributable to decreases in liquid assets (cash and due from, federal funds sold and investment securities available for sale) of $9,381,000, goodwill of $7,422,000 (due to its write-off in the fourth quarter), net loans of $5,046,000, and bank owned life insurance of $3,743,000.

Deposits and Other Borrowings

Deposits declined by $9,534,000, or 2%, from $507,819,000 at September 30, 2009 to $498,285,000 at December 31, 2009.  Lower cost checking, money market and savings accounts increased by $2,331,000 while higher cost time deposits declined by $11,865,000.  As a result, the cost of our interest bearing deposits declined to 2.68% for the fourth quarter of 2009 compared to 3.03% for the third quarter of 2009.

Other borrowings decreased by $1,645,000 during the three months ended December 31, 2009, thereby decreasing our borrowings (including FHLB advances and trust preferred securities which did not change) to $52,594,000 at December 31, 2009 from $54,239,000 at September 30, 2009.  The cost of borrowings remained relatively stable at 4.15% for the fourth quarter of 2009 compared to 4.13% for the third quarter of 2009.

Equity

Consolidated stockholders’ equity totaled $48,942,000 at December 31, 2009, which represented a book value of $8.07 per common share.  At December 31, 2009, the Company and its subsidiary bank were classified as well-capitalized for regulatory capital purposes.

About Village Bank and Trust Financial Corp.

Village Bank and Trust Financial Corp. was organized under the laws of the Commonwealth of Virginia as a bank holding company whose activities consist of investment in its wholly-owned subsidiary, Village Bank.  Village Bank is a full-service Virginia-chartered community bank headquartered in Midlothian, Virginia with deposits insured by the Federal Deposit Insurance Corporation.  The Bank has fourteen branch offices. Village Bank and its wholly-owned subsidiaries, Village Bank Mortgage Corporation, Village Insurance Agency, Inc., and Village Financial Services Corporation, offer a complete range of financial products and services, including commercial loans, consumer credit, mortgage lending, checking and savings accounts, certificates of deposit, and 24-hour banking.

Non-GAAP Financial Measures

This report refers to the net interest margin and the net interest margin adjusted for the effect of interest on nonaccrual loans.  The net interest margin is calculated by dividing net interest income by total average earning assets.  We have also provided the net interest margin after removing the effect (either positive or negative) of interest on nonaccrual loans.  When loans are placed in non-accrual status, previously accrued and unpaid interest is reversed against interest income in the current period and interest is subsequently recognized only to the extent cash is received.  Interest accruals are resumed on such loans only when in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.  We also refer to the efficiency ratio in this report which is computed by dividing noninterest expense by the sum of net interest income and noninterest income.  Such information is not in accordance with accounting principles generally accepted in the United States (GAAP), and should not be construed as such.  These are non-GAAP financial measures that we believe are common financial measures used by the financial services industry and provide investors with important information regarding our financial performance.

Pre-tax, pre-provision earnings, which adds back tax expense and the provision for loan losses to net income, is provided to demonstrate a more representative comparison of operational performance without the volatility credit quality that is typically present in times of economic stress such as the financial industry is currently experiencing.  We believe that such financial information is meaningful to the reader in understanding operating performance but caution that such information should not be viewed as a substitute for GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about (i) the Company’s plans, objectives, expectations and intentions and other statements contained in this release that are not historical facts; and (ii) other statements identified by words such as “expects” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “projects,” or words of similar meaning generally intended to identify forward-looking statements. These forward-looking statements are based on the current beliefs and expectations of the Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond management’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) adverse governmental or regulatory policies may be enacted; (2) the interest rate environment may compress margins and adversely affect net interest income; (3) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (4) competition from other financial services companies in the Company’s markets could adversely affect operations; (5) a continuance of the current economic slowdown could adversely affect credit quality and loan originations; and (6) social and political conditions such as war, political unrest and terrorism or natural disasters could have unpredictable negative effects on our businesses and the economy. Additional factors, that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the Company’s reports (such as our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) filed with the Securities and Exchange Commission and available on the SEC’s Web site www.sec.gov.

Financial Highlights
(Dollars in thousands, except per share amounts)

	December 31,	September 30,	December 31,
	2009	2009	2008
		(Unaudited)
Balance Sheet Data
Total assets	$600,731	$620,006	$572,408
Investment securities	54,857	46,048	24,301
Loans held for sale	7,506	7,087	4,326
Loans, net	457,047	462,093	464,663
Deposits	498,285	507,819	466,232
Borrowings	52,594	54,239	57,727
Stockholders' equity	48,942	56,362	46,163
Book value per share	$8.07	$9.83	$10.91
Total shares outstanding	4,230,628	4,230,628	4,229,372

Asset Quality Ratios
Allowance for loan losses to
Loans, net of unearned income	2.25%	2.02%	1.29%
Nonaccrual loans	48.01%	43.47%	71.05%
Nonperforming assets to total assets	6.19%	5.35%	2.00%

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(Unaudited)
Selected Operating Data
Interest income	$8,081	$8,719	$33,196	$29,072
Interest expense	3,692	4,686	16,408	15,970
Net interest income before
provision for loan losses	4,389	4,033	16,788	13,102
Provision for loan losses	3,020	744	13,220	2,006
Noninterest income	2,408	1,240	8,285	4,185
Noninterest expense	13,250	4,564	28,337	14,572
Income tax expense (benefit)	(2,589)	(12)	(4,973)	241
Net income (loss)	(6,884)	(23)	(11,511)	468
Net income (loss) available to
common shareholders	(7,069)	(23)	(12,006)	468
Income per share
Basic	$(1.67)	$(0.01)	$(2.84)	$0.16
Diluted	$(1.67)	$(0.01)	$(2.84)	$0.16

Performance Ratios
Return on average assets	(4.42)%	(0.02)%	(1.92)%	0.14%
Return on average equity	(48.14)%	(0.20)%	(20.52)%	2.01%
Net interest margin	3.18%	3.15%	3.13%	4.79%
Efficiency	85.74%	80.74%	83.42%	83.30%

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